Exhibit 99.1

FOR IMMEDIATE RELEASE:

STREAM ANNOUNCES SUBSTANTIAL COMPLETION

OF ETELECARE INTEGRATION

Expects Annualized Cost Savings and Synergies of Approximately $27 Million

BOSTON, MA. – April 1, 2010 – Stream Global Services, Inc. (NYSE AMEX: SGS), a premium, global business process outsource (BPO) service provider specializing in customer relationship management services for Fortune 1000 companies, today announced that it has substantially completed the integration of the eTelecare business with Stream. Stream announced on August 14, 2009 that it had entered into a definitive agreement to combine with eTelecare. The combination closed on October 1, 2009. Over the course of the last several months, Stream completed various integration activities related to the transaction including:

•	Creation of one world-wide Stream Global Services brand;

•	Combination of world-class client-centric management organizations, service marketing, and “go-to-market” sales teams;

•	Implementation of Stream’s proven operating processes, resulting in improvement in gross margin percentages and overall customer satisfaction;

•	Consolidation of global employee incentive, compensation and benefit programs;

•	Creation of a very experienced management team – selection of the most qualified leaders from across the combined organization;

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Consolidation and implementation of technology and applications such as Oracle Human Resource Information Systems, Aspect Software’s PerformanceEdge eWorkforce Management, Taleo applicant tracking and management, Kronos time and attendance, Oracle financial reporting and other proprietary web-based applications and reporting tools. Stream believes that these technology applications represent the premium applications of choice for the global BPO industry and position the company for the next generation of service requirements;

•	Consolidation of administrative functions in areas such as finance, facilities, information systems, human resources, legal and other executive functions;

•	Elimination of approximately 170 overlapping administrative, management and operations-related employee positions, representing approximately $12 million of annualized cost savings; and

•	Rationalization of certain real estate leases, as a result of the company creating a dynamic Smart Shore model for its global clients.

In order to expeditiously integrate the two businesses, Stream formed more than 40 joint project groups that reported into a project management office with full time responsibility for the integration activity, together with strong executive sponsorship and oversight of the integration process. These groups began to formulate the integration plan immediately following the execution of the merger agreement on August 14, 2009, and launched its implementation after the closing of the transaction on October 1, 2009. In addition, Stream engaged an international tier-one management consulting firm to review the integration planning and activity, monitor attainment of cost savings and synergies and periodically report to the executive team and the Board of Directors on the progress of the integration. This consulting engagement allowed Stream to expeditiously and seamlessly complete the integration of the businesses in record time, while continuing to win new business and grow the company’s existing accounts. As of March 31, 2010, Stream has completed cost reduction and synergy savings of approximately $21 million on an annualized basis, including the employee reductions described above. In addition, the company expects to generate approximately $6 million further of annualized savings from compression of certain administrative offices over the next several months, continued savings from consolidation of procurement of vendors and services, telecommunication and other operating costs, as well as consolidation of certain of our data centers bringing the total annualized cost savings to $27 million.

Scott Murray, Stream Chairman and CEO said; “Since the announcement of the merger last August, the respective teams have been diligently planning the integration and over the past several months have methodically implemented the steps to combine the two companies seamlessly to our clients. I am pleased that we were able to substantially complete the integration in such a short period of time, while increasing customer satisfaction, winning new business and expanding our market share with our existing global clients. We believe the service platform that we have now created is of the highest quality and well diversified and allows Stream to be a truly global player across North America, Central America and the Caribbean, Europe, Africa, the Middle East, India and the Philippines. In addition, we have been able to leverage the service offerings of both companies to generate greater opportunities for growth in our core competencies of revenue generation, sales, technical support, customer retention, customer care, customer life cycle management and other back office services for our clients.” Murray went on to say; “The thesis that we had when we combined these two businesses has proven to be correct, as demonstrated by the fact that our global clients are constantly seeking service providers that can deliver services anywhere in the world where they do business and can provide integrated service offerings to meet their growing needs. Over the next few months we expect to see continued expansion in our Asian and South American operations to meet growing client demand.”

Contact Information:

Sally Comollo

Director of Marketing Communications

sally.comollo@stream.com

781-304-1847

About Stream Global Services, Inc.

Stream Global Services is a premium business process outsource (BPO) service provider specializing in customer relationship management including sales, customer care and technical support for Fortune 1000 companies. Stream is a trusted partner to some of the world’s leading technology, computing, telecommunications, retail, entertainment/media, and financial services companies. Our service programs are delivered through a set of standardized best practices and sophisticated technologies by a highly skilled workforce of approximately 30,000 employees based out of 50 locations in 22 countries supporting more than 35 languages. Stream continues to expand its global presence and service offerings to increase revenue, improve operational efficiencies and drive brand loyalty for its clients.

Safe Harbor.

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including forward-looking statements regarding our business expectations and objectives. These statements are neither promises nor guarantees, but involve risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements, including, without limitation, risks relating to our ability to maintain and win additional client business, continue to maintain our operating performance and margin expansion, continue to have sufficient capital to grow and maintain our business, retain our management team and effectively operate a global franchise across multiple jurisdictions plus other risks detailed in our filings with the SEC, including those discussed in the Company’s Annual report filed with the SEC on Form 10-K for the year ended December 31, 2009 and our amendment thereto on Form 10-KA.

Stream does not intend, and disclaims any obligation, to update any forward-looking information contained in this release, even if its estimates change.